Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Philip P. Phillips

President and Chief Executive Officer

(410) 420-9600

MB Bancorp, Inc.

Announces Termination of Registration and Reporting Obligations of Its Common Stock Under the Securities Exchange Act of 1934

July 24, 2019 -- Forest Hill, Maryland — MB Bancorp, Inc., (the “Company”) (OTCBB: MBCQ), the holding company for Madison Bank of Maryland (the “Bank”), announced today that it has terminated the registration and reporting obligations of the Company’s common stock under the Securities Exchange Act of 1934 by filing Form 15 with the Securities and Exchange Commission. The Company anticipates that it will not be required to file any current or periodic reports that are due on or after the date when the Form 15 was filed; and will not be subject to proxy rules, beneficial ownership requirements, and any other obligations on or after the termination of registration becomes effective 90 days after the Form 15 is filed. However, both the Company and the Bank, its wholly-owned subsidiary, will continue to provide financial reports to the Federal Reserve Board and the Office of the Comptroller of the Currency.

The Company’s common stock is quoted on the over-the-counter market, however, there can be no assurance that a trading market in the Company’s common stock will be maintained on the over-the-counter market, or as to the prices that may be obtained in any such market.

The Company’s President and Chief Executive Officer, Phil Phillips, stated, “The Board has determined that the Company should terminate its registration and reporting obligations after concluding that the costs of continued registration and reporting obligations, including the costs associated with regulatory compliance, outweighed the current benefits of being registered. The Company is owned by fewer than 78 stockholders, its shares are not actively traded, and the Board of Directors believes that the resultant expense reductions will benefit the Company and its stockholders and maximize the long-term value of the Company.”

About Madison Bank of Maryland

Madison Bank of Maryland is a community-oriented financial institution, dedicated to serving the financial service needs of customers within its market area, which consists of Baltimore and Harford Counties in Maryland. We offer a variety of deposit products and provide loans secured by real estate located in our market area. Our real estate loans consist primarily of residential mortgage loans, as well as non-residential real estate loans, construction and land loans and home equity lines of credit. We currently operate out of our corporate headquarters and main office at 1920 Rock Spring Road, Forest Hill, Maryland 21050 and have two full-service branch offices located in Aberdeen and Perry Hall, Maryland. Additional information can be obtained at (www.mbofmd.com) or 410-420-9600.

Forward-Looking Statements

This press release contains statements that are forward looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors, including but not limited to real estate values, market conditions, the impact of interest rates on financing, local and national economic factors and the matters described in “Item 1A. Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018. Accordingly, actual results may differ from those expressed in the forward-looking statements.